Exhibit 99.1

NEWS RELEASE	#17-02

CARBO® Announces Fourth Quarter and Fiscal Year 2016 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Revenue for the fourth quarter of 2016 increased 44% sequentially.
•	Ceramic sales volumes for the fourth quarter of 2016 increased 41% sequentially.
•	Recently signed long-term commercial agreements with two of our largest customers.
•	Quarterly revenues of $29.1 million, with GAAP net loss of $15.2 million, or a loss of $0.57 per share.
•	GAAP net loss included $7.3 million, or $0.28 per share, of after-tax costs associated with slowing and idling production and $0.7 million, or $0.03 per share, of after-tax charges.

HOUSTON, TX (January 26, 2017) – CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $15.2 million, or a loss of $0.57 per share, on revenues of $29.1 million for the quarter ended December 31, 2016.  The GAAP net loss includes $7.3 million, or $0.28 per share, of after-tax costs associated with slowing and idling production and $0.7 million, or $0.03 per share, of after-tax charges.

CEO Gary Kolstad commented, “We are pleased with the 44% sequential revenue growth we experienced in the fourth quarter.  We also continue to be excited about our new technology sales, which increased over the course of the year.  As we look forward into 2017, we expect to see strong double-digit growth in our new technology sales.  With the improving industry activity outlook, and with continued commodity price support, we are looking forward to improving trends in our business, which we expect will have a positive effect on EBITDA.

“In 2016, we managed through a difficult and challenging market by focusing on what we could control – reducing costs, strengthening the balance sheet, and increasing technology adoption by E&P operators.  Despite a significant decline in industry activity during 2016, we gained new clients using our oilfield technology products, which underscores the value of our technology portfolio.  In addition, we are executing on a strategic initiative to increase our future industrial technology sales.

“We were successful in significantly reducing our cost base during 2016.  Despite a substantial drop in revenue, we experienced less than 20%1 negative fall through in Adjusted EBITDA.  This gives us confidence in the operating leverage we have going forward as the industry recovers.

“Generating positive cash remains our primary financial goal, and we continue to take steps that will contribute to positive cash flow over the long term.  During the fourth quarter, we terminated a rail car lease contract for $1.5 million, which will eliminate a total of $7 million of lease payments over the next five years.

“The current commodity price environment continues to lead E&P operators to generally focus on the lowest upfront completion cost.  However, some operators are returning to ceramic proppant and highlighting its performance in contrast to wells completed with sand that have not produced expected results.  Reservoir conditions in some basins particularly benefit from the use of a high quality, high conductivity ceramic proppant to achieve higher EUR, resulting in better well economics,” Mr. Kolstad said.

CARBO Ceramics Inc.

Energy Center II, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079  |  +1 281 921 6400  |   carboceramics.com

CARBO Ceramics Fourth Quarter and Fiscal Year 2016 Earnings Release

January 26, 2017

Fourth Quarter 2016 Results

Revenues for the fourth quarter of 2016 decreased 49%, or $27.7 million, compared to the same period in 2015.  The decrease was primarily attributable to a lower overall industry activity level, a 55% decrease in ceramic proppant sales volumes (as specified in the Proppant Sales Volumes table below) caused by continued movement to lowest-cost completions, and associated declines in average proppant selling prices.

Operating loss for the fourth quarter of 2016 was $29.3 million as compared to $76.6 million in the same period in 2015, primarily due to the impairments that occurred in the fourth quarter of 2015 that did not reoccur this quarter and the benefit of cost cutting measures implemented beginning in early 2015.

Net loss for the fourth quarter of 2016 was $15.2 million, compared to $50.0 million in the same period in 2015.

Proppant Sales Volumes (in million lbs)	Three Months Ended
	December 31,
	2016	2015
Ceramic	96	214
Northern White Sand	150	47
Total	246	261

Full Year Results

Revenues for the year ended December 31, 2016, decreased 63%, or $176.5 million, compared to 2015.  The decrease was primarily attributable to a lower overall industry activity level, a 56% decrease in ceramic proppant sales volumes (as specified in the Proppant Sales Volumes table below) caused by continued movement to lowest-cost completions, and associated declines in average proppant selling prices.

CARBO’s worldwide ceramic and sand proppant sales volumes totaled 667 million pounds for the full year 2016, a decrease of 59% compared to 2015.

Full year reported net loss for 2016 was $80.1 million, compared to a net loss of $109.5 million in 2015.

Proppant Sales Volumes (in million lbs)	Twelve Months Ended
	December 31,
	2016	2015
Ceramic	356	818
Northern White Sand	311	819
Total	667	1,637

CARBO Ceramics Fourth Quarter and Fiscal Year 2016 Earnings Release

January 26, 2017

Technology and Business Highlights

•

KRYPTOSPHERE® LD was successfully pumped into a high-profile, Liard formation well for its first application in Canada.  This low density, high strength, and highly conductive proppant continues to gain interest and acceptance with both independent and major operators.

•

Interest in KRYPTOSPHERE HD continues to grow, as another high-profile operator successfully deployed the high performing proppant in a deep well.  KRYPTOSPHERE HD provides higher conductivity than conventional bauxite-based proppants, is more resistant to cyclic loading and acids, and is significantly less erosive on frac pumps and downhole tools.

•

CARBOAIRTM was used in a Permian-basin horizontal well where it was deployed as a tail-in on each stage, thereby increasing the propped fracture height and length.  CARBOAIR is a new lightweight proppant technology that exhibits a 30% lower settling rate and 40% more fracture volume than equivalent sized fracture sand.

•

SCALEGUARD®, a proppant-delivered scale-inhibiting technology, continues to expand its footprint.  Two large, active Permian operators employed the scale-inhibiting technology for the first time.  A single scale inhibition treatment with SCALEGUARD can significantly increase production for the life of the well and dramatically reduce lease operating expense.

•

During the fourth quarter of 2016, PARAGUARDTM was used successfully in three separate field trial applications in two different basins.  PARAGUARD prevents paraffin deposits from forming in the fracture and the wellbore, thereby avoiding a decrease in production, lowering lease operating expenses and eliminating costly remedial treatments.

•

CARBONRT® technology was used on a critical, vertical well in the Congo Nene Marine field to evaluate fracture height.  Through our FRACTUREVISIONTM service platform, the resulting logs and pressure data were analyzed and recommendations provided to help the operator calibrate its frac models, better estimate fracture conductivity in the Djeno formation, and optimize future completion designs.

•

CARBONRT ULTRA, a cost-effective and highly concentrated traceable proppant, was blended with sand at an engineered ratio for a one stage vertical well to detect fracture height growth in the Niobrara formation. As a result of successful implementation and analysis, the operator then employed CARBONRT ULTRA in other plays to enhance fracture modelling and obtain reservoir characteristics where the use of radioactive tracers is restricted.

•

An operator in New Zealand needed to optimize the number of frac stages to efficiently stimulate thirteen target zones over a 1,700 foot vertical section in an appraisal well.  CARBONRT ULTRA was pumped in six frac treatments to determine frac height, coverage and connectivity of the various zones for each stage. The results are being used to determine the completion strategy for the full field development plan.

•

FRACPRO® 2017 was released during the quarter.  This new version makes data input more efficient and easy, improves PC memory management for longer use as well as more simulated scenarios and adds functionality for horizontal well completions.  FRACPRO fracture design and analysis software continues to be an industry leader for hydraulic fracture simulation and real-time monitoring applications.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “We are optimistic that the operating environment for CARBO will continue to improve in 2017.  We anticipate both oilfield and industrial technologies to see strong double digit sales growth year-over-year.  For base ceramics, we are planning for modest growth in volumes as a focus on low cost completions likely remains in the near term.  We anticipate first quarter of 2017 ceramic sales to be similar to the fourth quarter of 2016 with a strengthening mix towards technology products.

CARBO Ceramics Fourth Quarter and Fiscal Year 2016 Earnings Release

January 26, 2017

“Adoption of CARBO oilfield technologies continues to take hold across the industry.  After nearly one year, the results from our first KRYPTOSPHERE HD job, where SCALEGUARD was also used, continue to exceed the operator’s expectations.  The production results and lack of scale buildup seen from these technologies are increasing adoption with other operators.

“Expanding our industrial business is important given the challenges we have seen over the last oilfield downturn and will help mitigate this cyclicality going forward.  We have sold into the industrial markets for a long time and are currently pursuing multiple sales strategies for both end-customers and distribution channels to grow our industrial technology sales.  The initial sales cycle is longer than the oilfield sales cycle; however, the resulting commercial relationship is typically long-term in nature.

“We are pleased with the progress we have made on starting up our sand facility.  The fourth quarter of 2016 saw a large sequential increase in sand volumes and we expect our sand sales to continue to increase and contribute towards our goal of generating positive cash.

“We believe technology sales growth, broader sources of revenue, an improving commodity price environment and a corresponding increase in industry activity, will contribute towards our goal of a positive EBITDA exit rate by year end.

“In addition, we continue to explore certain asset monetization opportunities to further strengthen the balance sheet,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s fourth quarter 2016 results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern).  Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10098843

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call.  The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through February 3, 2017 at 9:00 a.m. Eastern Time.  To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers).  Please reference conference number 10098843.  Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO (NYSE: CRR) is a global technology company that provides products and services to the oil and gas and industrial markets to enhance value for its clients.

CARBO Oilfield Technologies - is a global leader that provides engineered solutions in its Design, Build, and Optimize the Frac® technology businesses, delivering important value to E&P operators by increasing well production and EUR.  Oilfield Technologies is the world’s largest producer of high quality ceramic proppant, provides one of the industry’s most widely used fracture simulation software, has proprietary technology that provides fracture diagnostics and production assurance, and offers consulting services for fracture design and completion optimization.  The Company also provides a range of technology solutions for spill prevention and containment.

CARBO Ceramics Fourth Quarter and Fiscal Year 2016 Earnings Release

January 26, 2017

Its products and services are sold to operators of oil and natural gas wells and to oilfield service companies for use in the hydraulic fracturing of natural gas and oil wells.

CARBO Industrial Technologies - is a leading provider of high-performance industrial ceramic media products that are engineered to increase process efficiency, improve end-product quality and reduce operating costs.

Its products and services are primarily sold to industrial companies that work in manufacturing and mineral processing.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance and liquidity and capital resources, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”, “will”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate”, “should”, “could”, “potential”, “opportunity”, or other similar terminology.  All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing and product development risks, our dependence on and loss of key customers and end users, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation of hydraulic fracturing, changes in foreign and domestic political and legislative risks, risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties.  Additional factors that could affect our future results or events are described from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”).  Please see the discussion set forth under the caption “Risk Factors” in our most recent annual report on Form 10-K, and our most recent Form 10-Q, and similar disclosures in subsequently filed reports with the SEC.  We assume no obligation to update forward-looking statements, except as required by law.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA and Adjusted EBITDA.  We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance.  Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies.  The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.  See the table entitled “Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA” below and the accompanying text for an explanation of the non-GAAP financial measures and a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

-tables follow -

CARBO Ceramics Fourth Quarter and Fiscal Year 2016 Earnings Release

January 26, 2017

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands except per share)		(In thousands except per share)
Revenues	$29,058	$56,768	$103,051	$279,574
Cost of sales (see Cost of Sales Detail table below)	49,553	71,996	188,065	335,699
Gross loss	(20,495)	(15,228)	(85,014)	(56,125)
SG&A expenses and start-up costs	8,851	17,094	39,999	62,996
(Gain) loss on disposal or impairment of assets	(21)	44,259	889	44,111
Operating loss	(29,325)	(76,581)	(125,902)	(163,232)
Other expense, net	(1,580)	(317)	(5,306)	(517)
Loss before income taxes	(30,905)	(76,898)	(131,208)	(163,749)
Income tax benefit	(15,708)	(26,858)	(51,081)	(54,205)
Net loss	$(15,197)	$(50,040)	$(80,127)	$(109,544)

Loss per share:
Basic	$(0.57)	$(2.17)	$(3.29)	$(4.76)
Diluted	$(0.57)	$(2.17)	$(3.29)	$(4.76)
Average shares outstanding:
Basic	26,542	23,014	24,378	22,999
Diluted	26,542	23,014	24,378	22,999
Depreciation and amortization	$11,952	$13,564	$48,451	$54,457

Cost of Sales Detail	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2016	2015	2016	2015
Primary cost of sales	$37,185	$60,464	$133,431	$274,554
Slowing and idling production	11,251	8,566	47,318	33,724
(Gain) loss on derivative instruments	(1,799)	780	(1,886)	15,040
Railcar lease termination fee	1,500	—	1,500	—
Lower of cost or market inventory adjustment	1,400	174	1,515	4,546
Other charges	16	2,012	6,187	7,835
Total Cost of Sales	$49,553	$71,996	$188,065	$335,699

CARBO Ceramics Fourth Quarter and Fiscal Year 2016 Earnings Release

January 26, 2017

Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	Twelve Months Ended
(In thousands)	December 31,
	2016	2015
Net loss	$(80,127)	$(109,544)
Interest expense, net	5,435	470
Income tax benefit	(51,081)	(54,205)
Depreciation and amortization	48,451	54,457
EBITDA	$(77,322)	$(108,822)
(Gain) loss on disposal or impairment of assets	889	44,111
Severance charges	6,426	9,497
(Gain) loss on derivative instruments	(1,886)	15,040
Lower of cost or market inventory adjustment	1,515	4,546
Adjusted EBITDA	$(70,378)	$(35,628)

Adjusted EBITDA is used by management to evaluate and assess our operational results, and we believe that Adjusted EBITDA allows investors to evaluate and assess our operational results.  Adjusted EBITDA excludes various charges primarily related to the downturn in the energy industry.

Balance Sheet Information

	December 31,	December 31,
	2016	2015
	(in thousands)
Assets
Cash and cash equivalents	$91,680	$78,866
Deferred income taxes	—	49,495
Other current assets	125,543	156,916
Property, plant and equipment, net	494,103	537,731
Goodwill	3,500	3,500
Intangible and other assets, net	8,631	9,861
Total assets	$723,457	$836,369
Liabilities and Shareholders’ Equity
Long-term debt, current	$13,000	$33,000
Derivative instruments (current)	1,599	6,240
Other current liabilities	20,205	31,050
Deferred income taxes	1,236	63,858
Long-term debt and related parties notes payable	67,404	55,000
Other long-term liabilities	3,443	4,915
Shareholders’ equity	616,570	642,306
Total liabilities and shareholders’ equity	$723,457	$836,369

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458

[1]	Fall through in Adjusted EBITDA is calculated as the change in Adjusted EBITDA divided by the change in revenue.